                   Exhibit 99.1

                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                  AT FINANCIAL RELATIONS BOARD
Will Kelly                                       Alison Ziegler   Susan Garland
Treasurer & Manager of Investor Relations        (General info)   (Analyst info)
(423) 743-9151                                   212-445-8432     212-445-8458

FOR IMMEDIATE RELEASE
November 21, 2003

           NN, INC. DELAYS FILING OF THIRD QUARTER FORM 10-Q; CONFIRMS
                PREVIOUSLY ANNOUNCED OPERATING RESULTS; PROVIDES
                          ABBREVIATED MD&A INFORMATION

Johnson City, Tennessee -November 21, 2003- NN, Inc. (Nasdaq: NNBR) today announced that on November 17, 2003, it filed a Form 12b-25 with the Securities and Exchange Commission delaying the filing of its quarterly report on Form 10-Q for the fiscal third quarter ended September 30, 2003 to allow for the Company and its auditor to review the accounting treatment of two historical minority interest purchase transactions described below.

The two transactions mentioned above include the Company's December 2002 purchase of the minority interest of a shareholder in the Company's majority-owned subsidiary, NN Euroball ApS, and the Company's May 2003, purchase of the remaining minority interest in the same subsidiary from the other minority shareholder. With the concurrence of the Company's former auditor, these transactions were reported in the Company's financial statements in its
Form 10-K for the 2002 fiscal year and in its Form 10-Q for the 2003 second fiscal quarter, respectively, as "Gain on purchase of minority interest." This amount is not included in "Income from operations", but is included in "Net income" in the Company's historical financial statements.

In August of 2003, the Company transitioned its audit services to a new accounting firm. Following this transition, the Company's new auditor has advised the Company that it does not agree with the accounting treatment of these two non-operating, non-recurring transactions based upon the information furnished to date. As a result, the Company's current auditor has not completed its review of the Company's unaudited consolidated financial statements as of
September 30, 2003 and for the three month and nine month periods then ended in accordance with Rule 10-01(d) of Regulation S-X promulgated by the Securities and Exchange Commission. The Company and its auditor are working together to complete the necessary research with respect to these transactions.

Because these earlier transactions that are being reviewed by the Company and its auditor are not currently expected to significantly affect the Company's results of operations for the third quarter of 2002 or 2003, the Company feels that it is appropriate to provide investors and the public confirmation of its previously announced third quarter financial results and to provide qualitative information related to those results of the type that would be contained in the
Management's Discussion and Analysis section of a quarterly report on Form 10-Q.

NN anticipates filing the Form 10-Q for the fiscal third quarter once the issue has been resolved.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2002.

                                    NN, Inc.
           Consolidated Statements of Income and Comprehensive Income
                                   (Unaudited)

                                                        Three Months Ended
                                                          September 30,

Thousands of Dollars, Except Per Share Data           2003              2002
---------------------------------------------------------------------------------
Net sales                                             $ 64,612          $ 47,451
Cost of goods sold (exclusive of
depreciation shown separately below)                    50,294            35,631
Selling, general and administrative                      5,247             4,076
Depreciation and amortization                            3,642             2,881
Restructuring and impairment costs (gain)                (224)                --
                                                  -------------    --------------
  Income from operations                                 5,653             4,863

Interest expense, net                                      881               597
Other (income) expense                                    (38)              (20)
                                                  -------------    --------------
Income before provision for income taxes                 4,810             4,286
Provision for income taxes                               1,646             1,612
Minority interest in consolidated
subsidiaries                                                --               555
                                                  ------------    --------------
  Net income                                             3,164             2,119

Other comprehensive income:
     Foreign currency translation                        1,292              (66)
                                                  -------------    --------------
     Comprehensive income                               $4,456            $2,053
                                                  =============    ==============

Basic income per common share:                          $ 0.19            $ 0.14
                                                  =============    ==============

  Weighted average shares outstanding                   16,660            15,368
                                                  =============    ==============

Diluted income per common share:                        $ 0.18            $ 0.14
                                                  =============    ==============

  Weighted average shares outstanding                   17,167            15,648
                                                  =============    ==============

Cash dividends per common share                         $ 0.08            $ 0.08
                                                  =============    ==============

Discussion of Results of Operations

Three Months Ended September 30, 2003 Compared to the Three Months Ended
September 30, 2002

Net Sales. Net sales increased by approximately $17.1 million or 36.2% from
$47.5 million for the third quarter of 2002 to $64.6 million for the third quarter of 2003. By segment, net sales increased $1.2 million, and $16.0 million for the Domestic Ball and Roller Segment and the NN Europe Segment,
respectively. Net sales for the Plastic and Rubber Components Segment decreased by $0.1 million. Within the NN Europe Segment, $12.5 million of the increase is related to our May 2, 2003 acquisition of Veenendaal and the inclusion of three months of its operations. Of the remaining $3.5 million increase $3.2 million is related to the impact of currency exchange rates and $0.3 million is related to increased demand. Within the Domestic Ball and Roller Segment the $1.2 million increase is related to increased demand.

Cost of Goods Sold. Cost of goods sold increased by $14.7 million or 41.2% from
$35.6 million in the third quarter of 2002 to $50.3 million in the third quarter of 2003. By segment, cost of goods sold increased $1.2 million for the Domestic
Ball and Roller Segment, $0.2 million for the Plastic and Rubber Components
Segment and $13.3 million for the NN Europe Segment. Within the Domestic Ball and Roller Segment the increase is principally related to increased net sales demand. Within the NN Europe Segment, $10.2 million is related to the inclusion of Veenendaal results due to the May 2, 2003 acquisition, $2.5 million is related to impact of currency exchange rates and $0.6 million is principally related to increases in net sales demand and material surcharges. Within the
Plastic and Rubber Components Segment the increase is related to cost increases within the Guadalajara, Mexico facility.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.1 million, or 28.7%, from $4.1 million in the third quarter of 2002 to $5.2 million in the third quarter of 2003. By segment, selling, general and administrative expenses increased by $0.9 million and $0.3 million for the Domestic Ball and Roller Segment and the NN Europe
Segment, respectively. Within the NN Europe Segment, the inclusion of a full quarter of Veenendaal results due to the May 2, 2003 acquisition contributed
$0.9 million of the increase and the impact of currency exchange rates resulted in a $0.2 million increase. Selling, general and administrative expenses remained unchanged for the Plastic and Rubber Components Segment. As a
percentage of net sales, selling, general and administrative expenses decreased from 8.6% in the third quarter of 2002 to 8.1% in the third quarter of 2003.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.8 million, or 26.4%, from $2.8 million in the third quarter of 2002 to
$3.6 million in the third quarter of 2003. Within the NN Europe Segment the inclusion of a full quarter of Veenendaal results due to the May 2, 2003 acquisition contributed $0.6 million of the increase and currency impacts resulted in a $0.2 million increase. Depreciation and amortization expense remained unchanged for the Domestic Ball and Roller and Plastic and Rubber Components Segments. As a percentage of net sales, depreciation and amortization decreased from 6.1% in the third quarter of 2002 to 5.6% in the third quarter of 2003.

Restructuring and Impairment Costs. Restructuring and impairment costs decreased by $0.2 million from $0 in the third quarter of 2002 to ($0.2 million) in the third quarter of 2003. The decrease is related to gains recorded during the third quarter of 2003 related to the disposition of certain previously impaired
NN Arté assets. Restructuring and impairment charges had no effect on net sales in the third quarter of 2002.

Interest Expense. Interest expense increased by $0.3 million from $0.6 million in the third quarter of 2002 to $0.9 million in the third quarter of 2003. The increase is attributed to increased debt levels due to the previously announced acquisition of Veenendaal during May 2003, the previously announced purchase of the 23% interest in Euroball held by INA/FAG during December 2002, and the previously announced purchase of the 23% interest in Euroball held by SKF during
May 2003.

Minority Interest in Consolidated Subsidiary. Minority interest of consolidated subsidiary decreased $0.6 million from $0.6 million in the third quarter of 2002 to $0 in the third quarter of 2003. This decrease is due entirely to the
Euroball joint venture, which the Company has been required to consolidate since its formation on August 1, 2000. During the third quarter of 2002, minority interest in consolidated subsidiary represented the 46% of the shares of the joint venture held by the minority partners. On May 2, 2003 we purchased the 23%
interest held by SKF. As previously announced, we purchased the 23% interest in
Euroball held by INA/FAG on December 20, 2002. Effective May 2, 2003 and as of
September 30, 2003, we own 100% of the shares of Euroball. Minority interest in consolidated subsidiary represents the combined interest in Euroball's earnings of the minority partner and the 49% interest in Arté's earnings of the minority partner (the 49% interest in NN Arté's earnings is zero in the third quarter of
2002).

Net Income. Net income increased by $1.1 million, or 49.3%, from $2.1 million in the third quarter of 2002 to $3.2 million in the third quarter of 2003. As a percentage of net sales, net income increased from 4.5% in the third quarter of
2002 to 4.9% in the third quarter of 2003.

Recent Developments

On October 9, 2003 we acquired certain assets comprised of land, building and machinery and equipment of the precision ball operations of KLF - Gulickaren
("KLF"), based in Kysucke Nove Mesto, Slovakia. We paid consideration of approximately 1.7 million Euros ($2.0 million). The assets will be utilized by our newly established subsidiary AKMCH based in Kysucke Nove Mesto, Slovakia, which will begin production in early 2004. The financial results of the operations will be included in our NN Europe Segment beginning in the fourth fiscal quarter.

Liquidity and Capital Resources

In connection with the acquisition of KLF's operations in Slovakia, on September
23, 2003 we entered into a $2.0 million short-term promissory note with AmSouth
Bank ("AmSouth") as the lender. This note, which bears interest at the prime rate (4.0% at September 30, 2003), matures on November 14, 2003. We have extended the maturity of this note for an additional 90 days.

On May 1, 2003 in connection with the purchase of SKF's Veenendaal component manufacturing operations and SKF's 23 percent interest in Euroball, we entered into a new $90 million syndicated credit facility with AmSouth Bank ("AmSouth")
as the administrative agent and Suntrust Bank as the Euro loan agent for the lenders under which we borrowed $60.4 million and 26.3 million Euros ($29.6 million). This new financing arrangement replaces our prior credit facility with
AmSouth and Euroball's credit facility with Hypo Vereinsbank Luxembourg, S.A.
The credit facility consists of a $30.0 million revolver expiring on March 1,
2005, bearing interest at a floating rate equal to LIBOR (1.16% at September 30,
2003) plus an applicable margin of 1.25 to 2.0, a $30.4 million term loan expiring on May 1, 2008, bearing interest at a floating rate equal to LIBOR
(1.16% at September 30, 2003) plus an applicable margin of 1.25 to 2.0 and a
26.3 million ($29.6 million) Euros term loan expiring on May 1, 2008 which bears interest at a floating rate equal to Euro LIBOR (2.13% at September 30, 2003)
plus an applicable margin of 1.25 to 2.0. The loan agreement contains customary financial and non-financial covenants. Such covenants specify that we must maintain certain liquidity measures. The loan agreement also contains customary restrictions on, among other things, additional indebtedness, liens on our assets, sales or transfers of assets, investments, restricted payments
(including payment of dividends and stock repurchases), issuance of equity securities, and mergers, acquisitions and other fundamental changes in our business. The credit facility is un-collateralized except for the pledge of stock of certain foreign subsidiaries. We were in compliance with all such covenants as of September 30, 2003.

Our arrangements with our domestic customers typically provide that payments are due within 30 days following the date of shipment of goods by us, while arrangements with certain export customers (other than export customers that have entered into an inventory management program with the Company) generally provide that payments are due within either 90 or 120 days following the date of shipment. Our net sales have historically been of a seasonal nature due to our relative percentage of European business coupled with slower European production during the month of August.

We bill and receive payment from some of our customers in Euro as well as other currencies. To date, we have not been materially adversely affected by currency fluctuations. Nonetheless, as a result of these sales, our foreign exchange transaction and translation risk has increased. Various strategies to manage this risk are available to management including producing and selling in local currencies and hedging programs. As of September 30, 2003, no currency hedges were in place. In addition, a strengthening of the U.S. dollar and/or Euro against foreign currencies could impair our ability to compete with international competitors for foreign as well as domestic sales.

During 2003, we plan to spend approximately $9.0 million to $10.0 million on capital expenditures of which approximately $7.1 million has been spent through
September 30, 2003 including the purchase of additional machinery and equipment for all of our domestic facilities as well as four European facilities. We intend to finance these activities with cash generated from operations and funds available under the credit facilities described above. We believe that funds generated from operations and borrowings from the credit facilities will be sufficient to finance our working capital needs and projected capital expenditure requirements through December 2004.

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